Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of CSR plc and subsidiaries and the effectiveness of CSR plc’s internal control over financial reporting dated 8 February 2011, appearing in the Annual Report on Form 20-F/A for the period ended 31 December 2010.

/S/ DELOITTE LLP

London, United Kingdom

September 7, 2011